EXHIBIT 5.1

FORM OF EXHIBIT 5 OPINION

[LETTERHEAD OF WGM]

                     , 2002

HEC Holdings, Inc.
200 North Sepulveda Boulevard
El Segundo, California 90245

Ladies and Gentlemen:

     We have acted as counsel to HEC Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement of the Company on Form S-4, File No. 333-84472 (the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended, of (i) up to 427,605,611 shares of Class A common stock, par value $.01 per share (the “Class A Common Stock”), of the Company, to be issued pursuant to the terms of the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of                    , 2002, by and among the Company, Hughes Electronics Corporation, a Delaware corporation (“Hughes”), and EchoStar Communications Corporation (“EchoStar”), and (ii) up to 1,046,014,137 shares of Class C common stock, par value $.01 per share (the “Class C Common Stock”), of the Company, to be distributed pursuant to the terms of the Amended and Restated Separation Agreement (the “Separation Agreement”), dated as of                    , 2002, by and among General Motors Corporation (“GM”), a Delaware corporation, Hughes and the Company. The Merger Agreement and the Separation Agreement contemplate the split-off of the Company from GM and the subsequent merger of EchoStar with and into the Company (the “Merger”).

     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (a) the Registration Statement, including the consent solicitation statement/information statement/prospectus contained therein, (b) the Merger Agreement, (c) the Separation Agreement and (d) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such

WEIL, GOTSHAL & MANGES LLP

HEC Holdings, Inc.
                     , 2002

inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement and the Separation Agreement.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Class A Common Stock to be issued pursuant to the Merger Agreement and registered pursuant to the Registration Statement and the shares of Class C Common Stock to be distributed pursuant to the Separation Agreement and registered pursuant to the Registration Statement, have been duly authorized and, when issued or distributed, as the case may be, in accordance with the terms of the Merger Agreement and the Separation Agreement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name therein and in the related consent solicitation statement/information statement/prospectus under the caption “Legal Matters”. This opinion may be used only in connection with the offer and sale of the Class A Common Stock and Class C Common Stock while the Registration Statement is in effect.

Very truly yours,